Exhibit 16.1

August 25, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have read the statements made by FiscalNote Holdings, Inc. (formerly Duddell Street Acquisition Corp.) included under Item 4.01 of its Form 8-K dated August 25, 2022. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Marcum LLP

Boston, MA